UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 30, 2012

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 792,000 customers in Oklahoma and western Arkansas, and OGE Enogex Holdings LLC and its subsidiaries, a midstream natural gas pipeline business with principal operations in Oklahoma.

As previously reported, on July 28, 2011, OG&E filed an application with the Oklahoma Corporation Commission ("OCC") requesting an annual rate increase of $73.3 million to OG&E's weather-normalized annual revenues. The hearing on the merits for OG&E's rate case application was heard by an administrative law judge ("ALJ") and concluded on January 13, 2012, at which time the ALJ took the matter under advisement. On May 30, 2012, the ALJ issued a report and recommendations in the case. If adopted by the OCC, the ALJ's recommendations are expected to result in approximately a $19 million increase to OG&E's weather-normalized annual revenues. The ALJ's recommendations include, among other things: (i) use of OG&E's actual capital structure of 47 percent long-term debt and 53 percent equity and (ii) a return on equity of 10.75 percent. The parties to the rate case are expected to provide their comments to the OCC on the ALJ's report and recommendations by June 18, 2012.

In addition, on May 24, 2012, OG&E notified the OCC of its decision to implement an interim rate increase of approximately $24 million, effective June 1, 2012, pending the outcome of the rate case. The interim rates are subject to refund of any amount recovered in excess of the rates ultimately approved by the OCC in the rate case. On May 25, 2012, the AARP filed a motion objecting to OG&E's notice of implementation of interim rates arguing that OG&E had relinquished its rights to implement interim rates in this case. On May 31, 2012, the ALJ considered the AARP's motion and, on June 1, 2012, issued a proposed order recommending that OG&E not be permitted to implement interim rates subject to refund. This matter is currently being considered by the OCC.

OG&E cannot predict when the OCC will act or the actions that the OCC will take in response to the interim rate increase or the rate case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

June 5, 2012